Exhibit 99.1

Appliance Recycling Centers of America Announces Second Quarter 2017 Financial Results

Minneapolis, MN (August 21, 2017) -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) (“ARCA” or the “company”), a leading provider of utility appliance recycling programs, announces today its financial results for the second quarter of 2017.

Highlights, which are comparable to the same period of 2016, include:

•	Revenues of $25.7 million, an increase of 4.1 percent
•	Gross profit of $8.7 Million, an increase of 35 percent
•	Operating Income of $2.5 Million, compared to a loss of $1.1 Million
•	SG&A of $6.1 Million, a reduction of 18 percent
•	Net Income of more than $2 Million, or, $0.31 earnings per share, compared to a previous loss of $2.1 Million
•	Cash flow from operations of approximately $3.3 Million for the 26 weeks ended July 1, 2017
•	Stockholders Equity increased to $15.1 Million ($2.27 per share), an increase of 40.1 percent year to date

“We have diligently worked over the last several quarters to improve our company balance sheet and streamline operations in order to achieve our current position, of which we are extremely pleased,” said Tony Isaac, CEO of ARCA. “Our work has been focused on reducing expenses, repositioning of our company, and selling our stake in our joint venture, ARCA Advanced Processing, the results of which are not included in these financial statements, but have improved our balance sheet through the receipt of $800,000 in cash and the elimination of more than $4.2million in direct and indirect liabilities, as well as preventing associated potential future losses. Ultimately we believe these efforts result in additional shareholder value.”

About ARCA

ARCA’s two business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA’s regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

Forward Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the general economic conditions, competition in the retain and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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Contact:
Rachel Holmes

Executive Vice President

Appliance Recycling Centers of America, Inc.

Tel: 952-930-9000

Email: rholmes@arcainc.com